FOR IMMEDIATE RELEASE	NEWS RELEASE

Date Submitted: July 28, 2009 NASDAQ Symbol: FBMI	Contact: Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES
SECOND QUARTER AND YEAR-TO-DATE 2009 RESULTS

Highlights Include:

•	Second quarter 2009 net income positive in spite of unusually large loan loss provision and FDIC special assessment
•	Earnings per share of $0.12 for the first half of 2009 compared to $0.33 in the first half of 2008
•	Ratio of the allowance for loan losses to loans increased to 1.48% at June 30, 2009, compared to 1.26% at December 31, 2008, and 1.07% at June 30, 2008
•	Balance sheet and loan growth remain muted by economic conditions and loan sales into the secondary market
•	Equity ratio remains strong and all affiliate banks continue to meet regulatory well-capitalized requirements

Alma, Michigan (FBMI) — Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced earnings per share of $0.12 for the first half of 2009 compared to $0.33 in the first half of 2008. Net income was $1,575,000 for the six months ended June 30, 2009, compared to $2,442,000 for the first half of 2008. Returns on average assets and average equity for the first half of 2009 were 0.24% and 2.5%, respectively. All per share amounts are fully diluted.

Significant amounts of expenses were booked in the second quarter of 2009 that are not expected to recur at the same level. The FDIC assessed a special charge in the second quarter to all banks to help with the costs of resolving bank failures across the country. The total amount of the assessment to Firstbank was $642,000, increasing the total quarterly FDIC insurance expense to $1,155,000. As a result of the continued deterioration in real estate values, the uncertainty surrounding the bankruptcies of GM and Chrysler, and the rising state unemployment rate to over 15%, we determined that additional reserves should be established for loan losses inherent in the portfolio. Our total loan loss provision in the second quarter was $5,276,000, which replenished the reserve for the current quarter net charge-offs of $2,736,000, and built the reserve by an additional $2,540,000 to reflect our growing concern about the Michigan economy. Second quarter net charge-offs while elevated, were in line with the prior two quarters, but when combined with the buildup of reserves to cover losses inherent in the portfolio, the provision expense in the second quarter of 2009 resulted in the highest quarterly provision expense in the company’s history. In spite of these very large expense items, second quarter 2009 net income was slightly positive at $62,000, although earnings per share, calculated after payment of preferred dividends, were negative $0.04.

Helping to overcome these expenses was the continuing surge in mortgage revenues. Gain on sale of mortgage loans was $3,109,000 in the second quarter of 2009, up 31% from the $2,373,000 in the first quarter of 2009 and representing an increase of 450% over the level in the second quarter of 2008. Security gains of $187,000 in the first half of 2009 also helped total non-interest income to increase nearly 58% from the first half of 2008.

Firstbank was able to improve its net interest margin to 3.77% in the second quarter of 2009 from 3.66% in the first quarter of 2009. This improvement in margin helped net interest income in the first half of 2009 increase 2.1%, or $476,000, compared to the first half of 2008.

Non-interest expenses increased as a direct result of the difficult credit cycle, and promotional costs associated with the large increase in mortgage production. FDIC insurance expense, including the $642,000 special assessment discussed above, totaled $1,155,000 in the quarter – an increase of $1,052,000 from the second quarter 2008 FDIC expense of $103,000. Legal and other expenses related to the collection and management of delinquent loans, and costs related to the maintenance and disposal of other real estate owned, amounted to over $525,000 during the quarter, an increase of over $300,000 from the second quarter of 2008. Promotional expenses associated with the strong mortgage production increased to $246,000 in the quarter, an increase of $208,000 from the second quarter of 2008.

Expense control efforts in the more manageable categories were successful. Comparing the first half of 2009 with the first half of 2008, salaries and employee benefits expense declined 1.7% and occupancy and equipment expense declined 6.7%. The total of other noninterest expense categories showed an increase from $5,392,000 in the first half of 2008 to $6,714,000 in the first half of 2009, but over 85% of the increase is related to legal and other costs of managing problem loans, and costs associated with the very profitable surge in the mortgage business, leaving the remaining costs in the category of other noninterest expense to increase less than 4%.

Total assets of Firstbank Corporation at June 30, 2009, were $1.426 billion, an increase of 2.7% over the year-ago period. Total portfolio loans of $1.130 billion were 2.0% below the year-ago level. Commercial and commercial Real estate loans increased 5.4% over this twelve month period, but residential mortgage, real estate construction, and consumer loans decreased. Although mortgage refinance activity is very strong in Firstbank’s markets, this type of lending activity results in loans being financed in the secondary market rather than on the balance sheet of the company. While Firstbank has ample resources to increase loans on its balance sheet, demand for funding new ventures by quality borrowers remains weak due to uncertainty about the economy. Total deposits as of June 30, 2009, were $1.056 billion, compared to $1.014 billion at June 30, 2008, an increase of 4.2%.

Mr. Sullivan stated, “Our lenders continue to do an excellent job of working with borrowers who are financially stressed by the current economic conditions, to both protect the interests of the bank and our shareholders as well as structure credits in the best possible way to accommodate expected cash flows. The bankruptcies of General Motors and Chrysler in the second quarter are bellwethers that signify the depth of the recession, and while we have very little exposure to auto manufacturers and suppliers directly, we know that these problems will ripple through the economy. Therefore we thought it prudent not only to replenish the reserve for the loan losses that have occurred, but also to make a significant increase in the reserve for losses inherent in the portfolio. We, as every bank in the country, also were required to contribute to the FDIC to replenish their reserves due to failures of other banks, mostly outside of Michigan. Considering all of the credit related costs, we were pleased to make even a small amount of net income in the quarter.

“Our mortgage lenders, processors, and back room staff worked extremely hard again in the second quarter helping record numbers of customers to improve their financial positions, and achieving record levels of mortgage revenue for our company.

“We are very disappointed to experience such weak earnings, as are all of our shareholders, however, with good people doing the right things for both our customers and our shareholders and the continuing strong financial condition of our company and our banks, we are remaining well positioned to emerge from the recession in a strong competitive position and with excellent opportunity for earnings growth when the time arrives.”

As a result of providing additional reserves for loan losses, at June 30, 2009, the ratio of the allowance for loan losses to loans increased to 1.48%, compared to 1.26% at December 31, 2008, and 1.07% at June 30, 2008. The ratio of allowance for loan loss to non-performing loans stood at 63% on June 30, 2009, compared to 59% at December 31, 2008.

Net charge-offs were $2,736,000 in the second quarter of 2009 after having risen to $2,054,000 in the first quarter. For the first half of 2009, net charge-offs were 0.84% of average loans on an annualized basis. The ratio of non-performing loans (including loans past due over 90 days) to loans was 2.34% at June 30, 2009, compared to 2.14% as of December 31, 2008, and 1.56% at June 30, 2008.

Total equity remained virtually unchanged during the second quarter of 2009 and was 28.7% above the level at December 31, 2008, reflecting the improvement obtained by the issuance of $33 million preferred stock at the end of January. The ratio of average equity to average assets rose to 10.5% in the second quarter of 2009 – approximately two full percentage points over levels of 2007 and 2008. All of Firstbank Corporation’s affiliate banks met the regulatory well-capitalized requirements prior to the issuance of preferred stock in January and continue to meet these requirements.

Firstbank Corporation, headquartered in Alma, Michigan, is a financial services company using a multi-bank-charter format with assets of $1.4 billion and 51 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – St. Johns; Keystone Community Bank; and Firstbank – West Michigan.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, changes in interest rates, and the resolution of problem loans. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three Months Ended:			Six Months Ended:
	Jun 30 2009	Mar 31 2009	Jun 30 2008	Jun 30 2009	Jun 30 2008
Interest income:
Interest and fees on loans	$17,504	$17,624	$19,031	$35,128	$38,786
Investment securities
Taxable	648	746	945	$1,394	1,984
Exempt from federal income tax	321	332	349	$653	702
Short term investments	23	30	86	53	177
Total interest income	18,496	18,732	20,411	37,228	41,649

Interest expense:
Deposits	4,819	5,168	6,431	9,987	13,520
Notes payable and other borrowing	1,821	1,963	2,463	3,784	5,148
Total interest expense	6,640	7,131	8,894	13,771	18,668

Net interest income	11,856	11,601	11,517	23,457	22,981
Provision for loan losses	5,276	1,588	3,465	6,864	4,281
Net interest income after provision for loan losses	6,580	10,013	8,052	16,593	18,700

Noninterest income:
Gain on sale of mortgage loans	3,109	2,373	565	5,482	1,707
Service charges on deposit accounts	1,122	1,083	1,256	2,205	2,424
Gain (loss) on trading account securities	16	(129)	(160)	(113)	(173)
Gain (loss) on sale of AFS securities	357	(57)	(67)	300	62
Mortgage servicing	(191)	(352)	131	(543)	8
Other	715	279	622	994	1,252
Total noninterest income	5,128	3,197	2,347	8,325	5,280

Noninterest expense:
Salaries and employee benefits	5,551	5,630	5,523	11,181	11,370
Occupancy and equipment	1,529	1,727	1,740	3,256	3,489
Amortization of intangibles	245	245	281	490	562
FDIC insurance premium	1,155	371	103	1,526	216
Other	3,460	3,254	2,672	6,714	5,392
Total noninterest expense	11,940	11,227	10,319	23,167	21,029

Income before federal income taxes	(232)	1,983	80	1,751	2,951
Federal income taxes	(294)	470	(212)	176	509
Net Income	62	1,513	292	1,575	2,442
Preferred Stock Dividends	413	275	0	688	0
Net Income available to Common Shareholders	($ 351)	$1,238	$292	$887	$2,442

Fully Tax Equivalent Net Interest Income	$12,071	$11,829	$11,791	$23,900	$23,542

Per Share Data:
Basic Earnings	$(0.04)	$0.16	$0.04	$0.12	$0.33
Diluted Earnings	$(0.04)	$0.16	$0.04	$0.12	$0.33
Dividends Paid	$0.100	$0.100	$0.225	$0.200	$0.450

Return on Average Assets (a)	0.03%	0.46%	0.10%	0.24%	0.37%
Return on Average Equity (a)	0.3%	4.8%	1.2%	2.5%	4.3%
Net Interest Margin (FTE) (a)	3.77%	3.66%	3.77%	3.72%	3.78%
Book Value Per Share (b)	$15.02	$15.10	$15.78	$15.02	$15.78
Average Equity/Average Assets	10.5%	9.4%	8.6%	9.9%	8.6%
Net Charge-offs	$2,736	$2,054	$2,687	$4,790	$3,430
Net Charge-offs as a % of Average Loans (c)(a)	0.96%	0.71%	0.94%	0.84%	0.60%

(a) Annualized
(b) Period End
(c) Total loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Jun 30 2009	Mar 31 2009	Dec 31 2008	Jun 30 2008
ASSETS

Cash and cash equivalents:
Cash and due from banks	$39,653	$24,759	$33,050	$40,283
Short term investments	52,497	47,315	30,662	6,281
Total cash and cash equivalents	92,150	72,074	63,712	46,564

Securities available for sale	108,091	104,637	113,095	96,991
Federal Home Loan Bank stock	9,084	9,084	9,084	8,666
Loans:
Loans held for sale	2,676	5,071	1,408	191
Portfolio loans:
Commercial	183,287	177,635	184,455	214,185
Commercial real estate	395,227	398,648	391,572	334,903
Residential mortgage	390,318	395,945	403,695	393,293
Real estate construction	88,668	90,665	103,206	132,896
Consumer	72,482	72,546	75,296	77,559
Total portfolio loans	1,129,982	1,135,439	1,158,224	1,152,836
Less allowance for loan losses	(16,668)	(14,128)	(14,594)	(12,328)
Net portfolio loans	1,113,314	1,121,311	1,143,630	1,140,508

Premises and equipment, net	25,616	26,396	26,941	27,959
Goodwill	35,513	35,603	35,603	35,553
Other intangibles	3,384	3,636	3,881	4,390
Other assets	36,302	37,143	27,986	28,336
TOTAL ASSETS	$1,426,130	$1,414,955	$1,425,340	$1,389,158

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	$165,574	$142,862	$149,179	$148,385
Interest bearing accounts:
Demand	226,078	229,827	223,526	219,161
Savings	162,879	161,554	154,015	160,862
Time	480,954	489,304	489,081	449,517
Wholesale CD's	20,700	12,502	31,113	35,783
Total deposits	1,056,185	1,036,049	1,046,914	1,013,708

Securities sold under agreements to
repurchase and overnight borrowings	44,163	43,671	52,917	48,718
FHLB Advances and notes payable	127,814	133,988	162,274	156,923
Subordinated Debt	36,084	36,084	36,084	36,084
Accrued interest and other liabilities	13,953	17,222	12,168	15,605
Total liabilities	1,278,199	1,267,014	1,310,357	1,271,038

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000
shares authorized, 33,000 outstanding	32,707	32,707	0	0
Common stock; 20,000,000 shares authorized	114,253	113,951	113,411	112,491
Retained earnings	50	1,164	686	5,790
Accumulated other comprehensive income/(loss)	921	119	886	(161)
Total shareholders' equity	147,931	147,941	114,983	118,120
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,426,130	$1,414,955	$1,425,340	$1,389,158

Common stock shares issued and outstanding	7,669,227	7,630,637	7,580,620	7,484,368
Principal Balance of Loans Serviced for Others ($mil)	$575.1	$534.5	$513.1	$517.3

Asset Quality Ratios:
Non-Performing Loans / Loans (a)	2.34%	2.07%	2.14%	1.56%
Non-Perf. Loans + OREO / Loans (a) + OREO	3.14%	2.82%	2.60%	1.89%
Non-Performing Assets / Total Assets	2.51%	2.28%	2.12%	1.58%
Allowance for Loan Loss as a % of Loans (a)	1.48%	1.24%	1.26%	1.07%
Allowance / Non-Performing Loans	63%	60%	59%	69%

Quarterly Average Balances:
Total Portfolio Loans (a)	$1,137,106	$1,149,168	$1,153,716	$1,142,047
Total Earning Assets	1,283,676	1,305,113	1,278,675	1,257,478
Total Shareholders' Equity	148,247	134,866	118,064	118,846
Total Assets	1,417,842	1,431,011	1,409,644	1,389,391
Diluted Shares Outstanding	7,643,929	7,595,469	7,540,644	7,451,664

(a) Total Loans less loans held for sale